Exhibit 1.1

EXACTECH, INC.

Shares of Common Stock, $0.01 par value per share

PLACEMENT AGENCY AGREEMENT

May 8, 2008

Thomas Weisel Partners LLC

390 Park Avenue, 2nd Floor

New York, New York 10022

And

Canaccord Adams Inc.

99 High Street, 11th Floor

Boston, Massachusetts 02110

And

Robert W. Baird & Co. Incorporated

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

And

Noble Financial Capital Markets

6501 Congress Avenue, Suite 100

Boca Raton, Florida 33487

Ladies and Gentlemen:

Exactech, Inc., a Florida corporation (the “Company”), proposes to issue and sell to certain investors (collectively, the “Investors”) up to an aggregate of 877,391 shares (the “Shares”) of Common Stock, $0.01 par value per share (the “Common Stock”), of the Company. The Company desires to engage Thomas Weisel Partners LLC (“Thomas Weisel”), Canaccord Adams Inc. (“Canaccord Adams”), Robert W. Baird & Co. Incorporated (“Baird”) and Noble Financial Capital Markets (“Noble”) as the exclusive placement agents (collectively, the “Placement Agents”) in connection with such issuance and sale. The Shares are described in the Prospectus Supplement that is referred to below.

The Company has prepared and filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Act”), with the Securities and Exchange Commission (the “Commission”), a registration statement, including a prospectus, on Form S-3 (File No. 333-150055) (the “registration statement”). Amendments to such registration statement, if necessary or appropriate, have been similarly prepared and filed with the Commission in accordance with the Act. Such registration statement, as so amended, has become effective under the Act.

As used herein:

(i)	“Registration Statement” means the registration statement, as amended at the time of such registration statement’s effectiveness for purposes of Section 11 of the Act, as such section applies to the Placement Agents (the “Effective Time”), including (i) all documents filed as a part thereof or incorporated or deemed to be incorporated by reference therein, (ii) any information contained or incorporated by reference in a prospectus filed with the Commission pursuant to Rule 424(b) under the Act, to the extent such information is deemed, pursuant to Rule 430B or Rule 430C under the Act, to be part of the registration statement at the Effective Time, and (iii) any registration statement filed to register the offer and sale of Shares pursuant to Rule 462(b) under the Act;

(ii)	“Base Prospectus” means the base prospectus included in the Registration Statement at the Effective Time, including any document incorporated by reference therein;

(iii)	“Final Prospectus Supplement” means the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Act on or before the second business day after the date hereof (or such earlier time as may be required under the Act), in the form furnished by the Company to you, for use in connection with the offering and sales of the Shares;

(iv)	“Prospectus” means the Final Prospectus Supplement, together with the Base Prospectus attached to or used with the Final Prospectus Supplement; and

(v)	“Time of Sale,” with respect to any Investor, means the time of receipt and acceptance by the Company of an executed Subscription Agreement (as defined below) from such Investor.

At or prior to the time when sales of the Shares were first made, the Company had prepared the following information and provided such information to each prospective Investor (collectively, the “Time of Sale Information”): the Base Prospectus, each “free-writing prospectus” (as defined pursuant to Rule 405 under the Act) listed on Schedule A hereto, a term sheet providing pricing and other information as set forth on Schedule B hereto (if applicable), which was fully compliant with Rule 134 under the Act, and the Final Prospectus Supplement (if the parties utilize the Final Prospectus Supplement or the Prospectus at or prior to the Time of Sale).

Any reference herein to the Registration Statement, the Prospectus or the Time of Sale Information shall be deemed to refer to and include the documents, if any, incorporated by reference, or deemed to be incorporated by reference, therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents. Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Prospectus or the Time of Sale Information shall be deemed to refer to and include the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”) on or after the initial effective date of the Registration Statement, or the date of the Prospectus or such Time of Sale Information, as the case may be, and deemed to be incorporated therein by reference.

As used in this Agreement, “business day” shall mean a day on which the New York Stock Exchange (the “NYSE”) is open for trading. The terms “herein,” “hereof,” “hereto,” “hereinafter” and similar terms, as used in this Agreement, shall in each case refer to this Agreement as a whole and not to any particular section, paragraph, sentence or other subdivision of this Agreement. The term “or,” as used herein, is not exclusive.

The parties hereto agree as follows:

1. Agreement to Act as Placement Agents.

(a) On the basis of the representations and warranties of the Company and subject to the terms and conditions set forth in this Agreement, the Company engages the Placement Agents, on a reasonable efforts basis, to act as its exclusive placement agents in connection with the offer and sale, by the Company, of the Shares to the Investors. The Shares are being sold to Investors at a price of $23.00 per share. Each Placement Agent may retain other brokers or dealers to act as sub-agents on their respective behalf in connection with the offering and sale of the Shares. Until the earlier of the Closing Date (as defined in Section 2 hereof) or the termination of this Agreement, the Company shall not, without the prior consent of the Placement Agents, solicit or accept offers to purchase shares of Common Stock otherwise than through the Placement Agents.

(b) The Company expressly acknowledges and agrees that: (i) each Placement Agent’s obligations hereunder are on a reasonable efforts basis, and this Agreement shall not give rise to any commitment by such Placement Agent or any of its respective affiliates to underwrite or purchase any of the Shares or otherwise provide any financing, (ii) each Placement Agent’s responsibility to the Company is solely contractual in nature, such Placement Agent has been retained solely to act as Placement Agent in connection with the sale of the Shares and no fiduciary or advisory relationship between the Company and such Placement Agent has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether such Placement Agent has advised or is advising the Company on other matters; (iii) the price of the Shares set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Investors, and the Company is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement; (iv) it has been advised that the Placement Agents and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Placement Agents have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary or advisory relationship; and (v) it waives, to the fullest extent permitted by law, any claims it may have against the Placement Agents for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Placement Agents shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company. No Placement Agent shall have authority to bind the Company in respect of the sale of any Shares. The sale of the Shares shall be made pursuant to subscription agreements in the form included as Exhibit A hereto (the “Subscription Agreements”).

(c) Each Placement Agent shall make commercially reasonable efforts to assist the Company in obtaining performance by each Investor whose offer to purchase Shares has been solicited by such Placement Agent and accepted by the Company, but the Placement Agents shall not, except as otherwise provided in this Agreement, be obligated to disclose the identity of any potential Investor or have any liability to the Company in the event any such purchase is not consummated for any reason. Under no circumstances will any Placement Agent be obligated to purchase any Shares for its own accounts and, in soliciting purchases of Shares, the Placement Agents shall act solely as the Company’s agent and not as a principal. Notwithstanding the foregoing and except as otherwise provided in Section 1(c), it is understood and agreed that each Placement Agent (or its affiliates) may, solely at its discretion and without any obligation to do so, purchase Shares as a principal; provided, however, that any such purchases by such Placement Agent (or its affiliates) shall be fully disclosed to the Company (including the identity of such Investors) and approved by the Company in accordance with Section 1(d).

(d) Subject to the provisions of this Section 1, offers for the purchase of Shares may be solicited by any Placement Agent as agent for the Company at such times and in such amounts as such Placement Agent deems advisable. Each Placement Agent shall communicate to the Company, orally or in writing, each reasonable offer to purchase Shares received by it as agent of the Company. The Company shall have the sole right to accept offers to purchase Shares and may reject any such offer, in whole or in part. Each Placement Agent shall have the right, in its discretion reasonably exercised, subject to providing prior notice to the Company, to reject any offer to purchase Shares received by it, in whole or in part, and any such rejection shall not be deemed a breach of its agreement contained herein.

(e) The purchases of Shares by the Investors shall be evidenced by the execution of the Subscription Agreements by each of the parties thereto in the form attached hereto as Exhibit A.

(f) As compensation for services rendered, on the Closing Date, the Company shall pay to the Placement Agents by wire transfer of immediately available funds to an account or accounts designated by the Placement Agents, an aggregate amount based on a certain percentage of the gross proceeds received by the Company from the sale of Shares on such Closing Date as set forth on Annex I hereto (the “Agency Fee”). Each Placement Agent agrees that the foregoing compensation, together with any expense reimbursement payable hereunder, constitutes all of the compensation that such Placement Agent shall be entitled to receive in connection with the offering contemplated hereby; such compensation shall supersede, in all respects, any and all prior agreements or understandings relating to compensation to be received by such Placement Agent from the Company in connection with the offering contemplated hereby.

(g) No Shares which the Company has agreed to sell pursuant to this Agreement shall be deemed to have been purchased and paid for, or sold by the Company, until such Shares shall have been delivered to the Investor thereof against payment by such Investor. If the Company shall default in its obligations to deliver Shares to an Investor whose offer it has accepted, the Company shall indemnify and hold the Placement Agents harmless against any loss, claim or damage arising from or as a result of such default by the Company.

2. Payment and Delivery. Subject to the terms and conditions hereof, payment of the purchase price for, and delivery of certificates for, the Shares shall be made at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131 (or at such other place as shall be agreed upon by the parties), at 10:00 A.M., New York City time, on May 14, 2008 (unless another time shall be agreed to by the parties, such time herein referred to as the “Closing Date”). The Company and Law Debenture Trust Company of New York (the “Escrow Agent”) have entered into an Escrow Agreement dated as of May 8, 2008 (the “Escrow Agreement”). Subject to the terms and conditions hereof and of the Escrow Agreement, payment of the purchase price for the Shares shall be made to the Company in the manner set forth below by Federal Funds wire transfer, against delivery of certificates for the Shares to such persons, and shall be registered in such name or names and shall be in such denominations, as the Placement Agents may request at least one business day before the Closing Date. Payment of the purchase price for the Shares to be purchased by Investors shall be made by such Investors directly to the Escrow Agent and the Escrow Agent agrees to hold such purchase price in escrow in accordance herewith. Subject to the terms and conditions hereof and of the Subscription Agreements and the Escrow Agreement, the Escrow Agent shall, on the Closing Date, deliver to the Company, by Federal Funds wire transfer, the aggregate purchase price so held by such person in escrow, reduced by an amount equal to the sum of the aggregate Agency Fee payable to the Placement Agents and the Placement Agents’ bona fide estimate of the amount, if any, of expenses for which the Placement Agents are entitled to reimbursement pursuant hereto. Thereafter, the Escrow Agent’s obligations with respect to the escrow of the purchase price so held by it shall cease. The Company and the Placement Agents hereby agree to deliver to the Escrow Agent a Closing Notice in the form attached as Exhibit C to the Escrow Agreement at least one day prior to the Closing Date. At least one day prior to the Closing Date, each Placement Agent shall submit to the Company its bona fide estimate of the amount, if any, of expenses for which such Placement Agent is entitled to reimbursement pursuant hereto. As soon as reasonably practicable after the Closing Date, each

Placement Agent shall submit to the Company its expense reimbursement invoices and the Company shall make necessary reconciling payment(s) within thirty days of receipt of such invoice. Electronic transfer of the Shares shall be made on the Closing Date in such names and in such denominations as you shall specify.

Deliveries of the documents described in Section 6 hereof with respect to the purchase of the Shares shall be made at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131 at 10:00 A.M., New York City time, on the Closing Date.

3. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Placement Agents that:

(a) The Registration Statement has heretofore become effective under the Act or, with respect to any registration statement to be filed to register the offer and sale of Shares pursuant to Rule 462(b) under the Act, will be filed with the Commission and become effective under the Act no later than 10:00 P.M., New York City time, on the date of determination of the offering price for the Shares to Investors; no stop order of the Commission preventing or suspending the use of the Registration Statement, the Prospectus or the Time of Sale Information, or the effectiveness of the Registration Statement, has been issued, and no proceedings for such purpose pursuant to section 8A of the Act against the Company or related to the offerings have been instituted or, to the Company’s knowledge, are contemplated by the Commission;

(b) The Time of Sale Information, at the Time of Sale did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that the Company makes no representation and warranty with respect to the Placement Agents’ Information (as defined in Section 10). No statement of material fact included in the Prospectus has been omitted from the Time of Sale Information and no statement of material fact included in the Time of Sale Information that is required to be included in the Prospectus has been omitted therefrom;

(c) Other than the Base Prospectus and the Prospectus, the Company (including its agents and representatives, other than each Placement Agent in its capacity as such) has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Act) that constitutes an offer to sell or solicitation of an offer to buy the Shares (each such communication by the Company or its agents and representatives (other than a communication referred to in clause (i) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Act or Rule 134 under the Act or (ii) the documents listed on Schedule A hereto and other written communications approved in writing in advance by the Placement Agents. Each such Issuer Free Writing Prospectus, if any, complied in all material respects with the Act, has been filed in accordance with the Act (to the extent required thereby) and, when taken together with the Base Prospectus and other Time of Sale Information accompanying, or delivered prior to delivery of, such Issuer Free Writing Prospectus, did not, and at the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that the Company makes no representation and warranty with respect to any Placement Agents’ Information; no Issuer Free Writing Prospectus, if any, at the time of the filing, conflicted with the information contained in the Registration Statement on file at such time;

(d) The Registration Statement complied when it first became effective, complies as of the date hereof and, as amended or supplemented, at the Time of Sale and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, will comply, in all material respects, with the requirements of the Act; the conditions to the use of Form S-3 in connection with the offering and sale of the Shares as contemplated hereby have been satisfied; the Registration Statement meets, and the offering and sale of the Shares as contemplated hereby complies with, the applicable requirements of Rule 415 under the Act (including, without limitation, Rule 415(a)(5)); the Registration Statement did not, as of the Effective Time, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; the Prospectus will comply, as of the date that it is filed with the Commission, the date of its delivery to Investors, the Time of Sale and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, in all material respects, with the requirements of the Act (in the case of the Prospectus, including, without limitation, Section 10(a) of the Act); at no time during the period that begins on the date the Prospectus is filed with the Commission and ends at the later of the Time of Sale and the end of the period during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares did or will the Base Prospectus or the Prospectus, as then amended or supplemented, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that the Company makes no representation or warranty with respect to any Placement Agents’ Information; each of the Incorporated Documents, at the time such document was filed with the Commission or at the time such document became effective, as applicable, complied, in all material respects, with the requirements of the Exchange Act and did not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e) The Company is not an “ineligible issuer” as of the eligibility determination date set forth in Rule 164(h) under the Act in connection with the offering pursuant to Rules 164, 405 and 433 under the Act. Any Time of Sale Information that the Company is required to file pursuant to Rule 433(d) under the Act has been, or will be, filed with the Commission in accordance with the requirements of the Act. The Time of Sale Information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Act and the applicable rules and regulations of the Commission thereunder.

(f) The Company has delivered, or will as promptly as practicable deliver, to the Placement Agents complete conformed copies of the Registration Statement and of each consent and certificate of experts filed as a part thereof, and conformed copies of the Registration Statement (without exhibits), the Prospectus and the Time of Sale Information, each as amended or supplemented, in such quantities and at such places as the Placement Agents reasonably request. The Company has not distributed and will not distribute, prior to the completion of the distribution of the Shares, any offering material in connection with the offering and sale of the Shares other than the Base Prospectus, the Prospectus, the Time of Sale Information or the Registration Statement and copies of the Incorporated Documents.

(g) The information set forth under the caption “Capitalization” in the Prospectus (and any similar sections or information, if any, contained in the Time of Sale Information) is fairly presented on a basis consistent with the Company’s financial statements. The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in the Prospectus under the caption “Description of Capital Stock” (and any similar sections or information, if any, contained in the Time of Sale Information). The outstanding shares of Common Stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Neither the offering nor the sale of the Shares as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any shares of Common Stock;

(h) The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Florida, with corporate power and authority to own or lease its properties and conduct its business as described in the Registration Statement, the Prospectus and the Time of Sale Information, to execute and deliver this Agreement and to issue, sell and deliver the Shares as contemplated herein;

(i) The Company is duly qualified to transact business as a foreign corporation in all jurisdictions in which the conduct of its business requires such qualification, except for such jurisdictions where the failure to so qualify would not, individually or in the aggregate, result in any material adverse effect on the earnings, business, management, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company or its Subsidiaries (as defined below), taken together as a whole (a “Material Adverse Effect”);

(j) Each of the subsidiaries of the Company (each a “Subsidiary,” and collectively, the “Subsidiaries”) has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority to own or lease its properties and conduct its business as described in the Registration Statement, the Prospectus and the Time of Sale Information. The Subsidiaries are the only subsidiaries, direct or indirect, of the Company. All of the issued and outstanding shares of capital stock of, or equity interests in, each Subsidiary of the Company have been duly authorized and validly issued, are, in the case of each corporate Subsidiary, fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of all liens, encumbrances and equities and claims, except those liens, encumbrances and equities and claims set forth in the Registration Statement, the Prospectus and the Time of Sale Information; and, except to the extent set forth in the Registration Statement, the Prospectus and the Time of Sale Information, are owned directly by the Company, free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer or any other claim of any third party and, except as set forth in the Registration Statement, the Prospectus and the Time of Sale Information and warrants to purchase 675,000 shares of the capital stock of Altiva Corporation, a subsidiary of the Company, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of, or ownership interests in, any such Subsidiary of the Company are outstanding;

(k) Neither the Company nor any of the Subsidiaries is or with the giving of notice or lapse of time or both, will be, in violation of or in default (i) under its respective Certificate of Incorporation or By-Laws or, (ii) under any agreement, lease, contract, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness or other instrument or obligation to which it is a party or by which it, for any of its properties, is bound, or (iii) under any law, order, rule or regulation judgment, writ or decree applicable to the Company or any Subsidiary of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction over the Company or its Subsidiaries, except, in the cases of clauses (ii) and (iii), any breaches, violations or defaults, which, singularly or in the aggregate, would not result in a Material Adverse Effect.

(l) The execution, delivery and performance of this Agreement, each of the Subscription Agreements and the Escrow Agreement (the “Transaction Documents”) by the Company, and the consummation of the transactions herein contemplated, including the issuance of the Shares, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (nor constitute any event which with notice, lapse of time or both would result in any breach or violation of or constitute a default under), (i) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any lease, contract or other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties is bound, or (ii) of the Certificate of Incorporation or By-Laws of the Company or (iii) any law, order, rule or regulation judgment, order, writ or decree applicable to the Company or any Subsidiary of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction over the Company or its Subsidiaries, except, in the cases of clauses (i) and (iii), any breaches, violations or defaults, which, singularly or in the aggregate, would not result in a Material Adverse Effect;

(m) The Shares have been duly authorized by all necessary corporate action on the part of the Company and when issued and delivered by the Company against payment therefor as provided in the Subscription Agreement, will be issued free of statutory and contractual preemptive rights, and will be duly and validly issued and fully paid and non-assessable;

(n) The Company has full corporate power and authority to enter into and deliver the Transaction Documents and to perform and to discharge its obligations hereunder and thereunder. The Transaction Documents have been duly authorized and validly executed and delivered by the Company, and constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity, and except to the extent that the indemnification and contribution agreements of the Company herein may be unenforceable;

(o) The terms of the capital stock of the Company, including the Shares, conform in all material respects to the description thereof contained or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information;

(p) The minute books of the Company and any of its Subsidiaries, representing all existing records of all meetings and actions of the board of directors (including, Audit, Compensation and Nomination/Corporate Governance Committees) and stockholders of the Company and any of its Subsidiaries (collectively, the “Corporate Records”) through the date of the latest meeting and action have been made available to the Placement Agents and counsel for the Placement Agents. All such Corporate Records are complete and accurately reflect, in all material respects, all transactions referred to in such Corporate Records. There are no material transactions, agreements or other actions (which for purposes of this Section 3(p) would require disclosure under the Securities Act) that have been consummated by the Company or any of the Subsidiaries that are not properly approved and/or recorded in the Corporate Records of the Company and the Subsidiaries;

(q) Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body, or the Nasdaq Global Market (the “Nasdaq”), or approval of stockholders of the Company necessary in connection with the issuance and sale by the Company of the Shares other than (i) as may be required under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered, or (ii) as may be required by federal and state securities laws with respect to the listing of the Shares on the Nasdaq, have been obtained or made and are in full force and effect;

(r) The Company has obtained the agreement (a “Lock-Up Agreement”), substantially in the form set forth as Exhibit B hereto, of each of the persons named in Exhibit B-1 hereto;

(s) Except as described in the Registration Statement, the Prospectus and the Time of Sale Information, (i) no person has any preemptive rights or similar rights to purchase any shares of Common Stock or shares of any other capital stock or other equity interests of the Company, (ii) no person has the right to act as an initial purchaser or as a financial advisor to the Company in connection with the offer and sale of the Shares, in the case of each of the foregoing clauses (i) and (ii), whether as a result of the sale of the Shares as contemplated hereby or otherwise, (iii) no person has the right to act as an underwriter or placement agent or as a financial advisor to the Company in connection with the offer and sale of the Shares, and except as described in the Registration Statement, the Prospectus and the Time of Sale Information, no person has the right, contractual or otherwise, to cause the Company to include any shares of Common Stock or shares of any other capital stock or other securities of the Company in the Registration Statement, whether as a result of the sale of the Shares as contemplated hereby or otherwise;

(t) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Company or the Placement Agents for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares;

(u) Each of McGladrey & Pullen, LLP and Deloitte & Touche LLP, whose reports on the consolidated financial statements of the Company and the Subsidiaries are incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information, are independent public accountants with respect to the Company as required by the Act, and the applicable published rules and regulations thereunder;

(v) Each of the Company and its Subsidiaries has made all filings, applications and submissions required by, and possesses all approvals, licenses, certificates, certifications, clearances, consents, exemptions, orders, permits and other authorizations required to be issued by, the appropriate federal, state, local or foreign regulatory authorities (collectively, “Permits”) in order for the Company and its Subsidiaries to conduct their businesses, including without limitation, all such registrations, approvals, clearances, certificates, authorizations and permits required by the U.S. Food and Drug Administration (the “FDA”) and/or other federal, state, local or foreign agencies or bodies engaged in the regulation of clinical trials, medical devices, pharmaceuticals, biologics or biohazardous substances or materials, except for such Permits which the failure to possess would not reasonably be expected to have a Material Adverse Effect, and is in compliance in all material respects with the terms and conditions of all such Permits; all of such Permits held by the Company and its Subsidiaries are valid and in full force and effect; there is no pending or, to the knowledge of the Company, threatened action, suit, claim or proceeding which may cause any such Permit to be limited, revoked, cancelled, suspended, modified or not renewed and neither the Company nor its Subsidiaries has received any notice of proceedings relating to the limitation, revocation, cancellation, suspension, modification or non-renewal of any such Permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as described in the Registration Statement, the Prospectus or the Time of Sale Information, and neither the Company nor its Subsidiaries has any reason to believe that any party granting any such Permit is considering limiting, suspending or revoking the same in any material respect.

(w) Except as set forth in the Registration Statement, the Prospectus and the Time of Sale Information, there is no legal or governmental action, suit, claim, proceeding or investigation pending or, to the knowledge of the Company, threatened, to which the Company or any of its Subsidiaries is a party or of which the business or any property or assets of the Company or any of its Subsidiaries is the subject that is not disclosed in the Registration Statement, the Prospectus and the Time of Sale Information

under the heading “Legal Proceedings” and which, singularly or in the aggregate, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect or would prevent or adversely affect the ability of the Company to perform its obligations under the Transaction Documents;

(x) The Company and the Subsidiaries have filed (or have duly requested extension of) all Federal, State, local and foreign tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by them or any of them to the extent that such taxes have become due and payable, except for any such assessment that is currently being contested in good faith and which, if resolved unfavorably to the Company would not result in a Material Adverse Effect. All tax liabilities have been adequately provided for in the financial statements of the Company, and the Company does not know of any actual or proposed additional material tax assessments;

(y) The Company and its Subsidiaries carry, or are covered by insurance in such amounts and covering such risks as is prudent and customary for companies in similar businesses; the Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and the Company has no reason to believe that it and its Subsidiaries will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business at a cost which would not reasonably be expected to have a Material Adverse Effect;

(z) Each material contract, agreement and license listed as an exhibit to, described in or incorporated by reference in the Registration Statement, the Prospectus or the Time of Sale Information to which the Company or any of its Subsidiaries is bound is legal, valid, binding, enforceable and in full force and effect against the Company or such Subsidiary, and to the knowledge of the Company, each other party thereto, except to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors and (ii) the availability of specific performance, injunctive relief and other equitable remedies. Except as described in the Registration Statement, the Prospectus and the Time of Sale Information, neither the Company nor any of its Subsidiaries nor to the Company’s knowledge any other party is in material breach or default with respect to any such contract, agreement and license, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under any such contract, agreement or license. Except as described in the Registration Statement, the Prospectus and the Time of Sale Information, no party has repudiated any material provision of any such contract, agreement or license;

(aa) Neither the Company nor the Subsidiaries is engaged in any unfair labor practice which would reasonably be expected to have a Material Adverse Effect; except for matters which would not, individually or in the aggregate, result in a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the Company’s knowledge, threatened against the Company or any of the Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or to the Company’s knowledge, threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any of the Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of the Subsidiaries and (ii) to the Company’s knowledge, (A) no union organizing activities are currently taking place concerning the employees of the Company or any of the Subsidiaries and (B) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) or the rules and regulations promulgated thereunder concerning the employees of the Company or any of the Subsidiaries;

(bb) The Company and each Subsidiary is in compliance with all presently applicable provisions of ERISA, except where such non-compliance would not result in a Material Adverse Effect; no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) to which the Company or any Subsidiary contributes or which the Company or any Subsidiary maintains; the Company and each Subsidiary has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company or any Subsidiary would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification;

(cc) Neither the Company nor any of its Subsidiaries own any “margin securities” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and none of the proceeds of the sale of the Shares will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Securities to be considered a “purpose credit” within the meanings of Regulation T, U or X of the Federal Reserve Board;

(dd) No forward-looking statement (within the meaning of Section 27A of the Act and Section 21E of the Exchange Act) contained in the Registration Statement, the Prospectus and the Time of Sale Information, has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(ee) The Company and its Subsidiaries have operated and currently are in compliance with the United States Federal Food, Drug, and Cosmetic Act and Public Health Service Act (collectively, the “FDC Act”), all applicable rules and regulations of the FDA and other federal, state, local and foreign governmental bodies exercising any authority or jurisdiction over the Company and its business and operations, except where the failure to so operate or be in compliance would not have a Material Adverse Effect. The studies, tests and preclinical and clinical trials conducted by or on behalf of the Company and each of its Subsidiaries were and, if still pending, are being conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all applicable laws, rules and regulations, including, without limitation, the FDC Act in the United States, and implementing regulations except where any failure to comply would not have a Material Adverse Effect; the descriptions of the results of such studies, tests and trials contained in the Registration Statement, Prospectus and Time of Sale Information are accurate and complete in all material respects and fairly present the data derived from such studies, tests and trials; except to the extent disclosed in the Registration Statement, Prospectus and Time of Sale Information, the Company is not aware of any studies, tests or trials the results of which the Company believes reasonably and materially call into question the study, test, or trial results described or referred to in the Registration Statement, Prospectus and Time of Sale Information; except to the extent disclosed in the Registration Statement, Prospectus and Time of Sale Information, the Company is not in receipt of any communications from the FDA or any foreign, state or local governmental body exercising comparable authority that reasonably and materially call into question the results of the trials or studies described or referred to in the Registration Statement, Prospectus or Time of Sale Information; and except as contemplated by the Registration Statement, Prospectus and Time of Sale Information, neither the Company nor any of its Subsidiaries has received any notices or correspondence from any governmental authority requiring the termination, suspension, clinical hold or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company or any of its Subsidiaries or any notices or correspondence from any Institutional Review Board or comparable authority requiring the termination or suspension of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company.

(ff) Except as would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below), (ii) the Company and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are in compliance with the requirements of such permits authorizations and approvals, (iii) there are no pending or, to the knowledge of the Company, threatened Environmental Claims (as defined below) against the Company or its Subsidiaries, and (iv) under applicable law, there are no circumstances with respect to any property or operations of the Company or its Subsidiaries that are reasonably likely to form the basis of an Environmental Claim against the Company or its Subsidiaries. For purposes of this Agreement, “Environmental Law” means any United States (or other applicable jurisdiction’s) Federal, state, local or municipal statute, law, rule, regulation, ordinance, code, policy or rule of common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or any chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority and “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law;

(gg)(i) The Company and each of the Subsidiaries own or possess valid and enforceable licenses or other rights to use all patents, patent applications, patent rights, inventions, trademarks (registered or unregistered), trademark applications, tradenames, domain names, service marks, service mark applications, copyrights, manufacturing processes, formulae, trade secrets, know-how, franchises and other material intangible property and assets (collectively, “Intellectual Property”) necessary to the conduct of their businesses as currently conducted or as proposed to be conducted; (ii) neither the Company nor any of the Subsidiaries has any knowledge that it lacks or will be unable to obtain or retain any rights or licenses to use any of the Intellectual Property necessary to conduct the business now conducted or proposed to be conducted where the failure to obtain any such rights would result in a Material Adverse Effect; (iii) neither the Company nor any of the Subsidiaries has any knowledge of any third parties who have or will be able to establish rights to any of the Intellectual Property, except for the ownership rights of the owners of the Intellectual Property which are co-owned with or licensed to the Company or the Subsidiaries which could have a Material Adverse Effect; (iv) to the knowledge of the Company, there is no infringement by third parties of any of the Intellectual Property which could have a Material Adverse Effect; (v) there is no pending or, to the knowledge of the Company, threatened material action, suit, proceeding or claim by others challenging the Company’s or any of the Subsidiary’s rights of title or other interest in or to any Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (vi) there is no pending or, to the knowledge of the Company, threatened material action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (vii) there are no pending or, to the knowledge of the Company, threatened material action, suit, proceeding or claim by others that the Company or any of the Subsidiaries or their products or processes infringe or otherwise violate any patent, trademark, copyright, trade secret or other proprietary right of others, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (viii) to the knowledge of the Company, there is no patent or patent application which contains claims that materially interfere with the issued or pending claims of any of the Intellectual Property; (ix) to the knowledge of the Company, there are no facts which would bar the grant of a patent from each of the patent applications within the Intellectual Property; (x) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by any current or former employee, consultant or agent of the Company or any of the Subsidiaries seeking either ownership rights to any invention or compensation from the Company or any of its Subsidiaries for any invention made by such employee, consultant or agent in the course of his/her employment with the Company or any Subsidiary, nor, to the knowledge of the Company, can any such action, suit, proceeding or claim, if instituted, be sustained; and (xi) to the knowledge of the Company, none of the patents licensed by the Company or any of the Subsidiaries are unenforceable or invalid and there is no act or omission of which the Company is aware that may render any patent or patent application within the Intellectual Property unpatentable, unenforceable or invalid. The Registration Statement, the Prospectus and the Time of Sale Information fairly and accurately describe the Company’s and each of the Subsidiary’s rights with respect to the Intellectual Property;

(hh) Other than provisional patent applications, all patent applications that resulted in Company patents, patent applications or pending applications that describe inventions necessary to conduct the business of the Company and its Subsidiaries in the manner described in the Registration Statement, the Prospectus and the Time of Sale Information, (the “Company Patent Applications”) have been duly and properly filed (which means that they have been accorded filing dates and serial numbers and assignments have been recorded for each listed inventory) or caused to be filed with the United States Patent and Trademark Office (the “PTO”) and applicable foreign or international patent authorities. In connection with the filing of the Company Patent Applications, to the best knowledge of the Company, all printed publications and patent references material to the patentability of the inventions claimed in such applications has been disclosed to those patent offices so requiring. To the knowledge of the Company, the Company has met its duty of candor and good faith to the PTO or similar foreign authority for the Company Patent Applications. The Company has made no material misrepresentations to the PTO and/or similar foreign authority by or in connection with the Company Patent Applications. The Company and its Subsidiaries are not aware of any facts material to a determination of patentability regarding the Company Patent Applications not called to the attention of the PTO or similar foreign authority. The Company has no knowledge of any facts which would preclude the Company from having clear title to the Company Patent Applications;

(ii) Except as set forth in the Registration Statement, the Prospectus and the Time of Sale Information, each of the Company and its Subsidiaries has good and marketable title to its properties, free and clear of all material security interests, mortgages, pledges, liens, charges, encumbrances and claims of record excluding liens and encumbrances for taxes not yet due and payable and landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business (including in connection with construction projects involving real property of the Company or its Subsidiaries). . The properties of the Company and its Subsidiaries are, in the aggregate, in good repair (reasonable wear and tear excepted), and suitable for their respective uses. To the Company’s knowledge, any real property held under lease by the Company or its Subsidiaries is held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the conduct of the business of the Company and its Subsidiaries. Each of the Company and its Subsidiaries owns or leases all such properties as are necessary to its business or operations as now conducted;

(jj) The consolidated financial statements of the Company and the Subsidiaries included or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information, together with related notes and schedules, present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries, at the indicated dates and for the indicated periods. Such financial statements and related notes have been prepared in compliance with the requirements of the Exchange Act and in accordance with generally accepted principles of accounting, consistently applied throughout the periods involved, except as disclosed therein, and all adjustments necessary for a fair presentation of results for such periods have been made. The summary financial and statistical data included or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information, present fairly, in all material respects, on the basis stated in the Registration Statement, the Prospectus and the Time of Sale Information, the information shown therein and such data have been compiled on a basis consistent with the financial statements presented therein and the books and records of the Company. The Company and the Subsidiaries have no material contingent obligations which are not disclosed in the Company’s financial statements which are included in the Registration Statement, the Prospectus and the Time of Sale Information. There are no transactions, arrangements or other relationships between and/or among the Company, any of its affiliates (as such term is defined in Rule 405 of the Act) and any unconsolidated entity, including, but not limited to, any structured finance, special purpose or limited purpose entity that could reasonably be expected to materially affect the Company’s liquidity or the availability of or requirements for its capital resources that are not disclosed in the Registration Statement, the Prospectus and the Time of Sale Information;

(kk) Subsequent to the respective dates as of which information is given in the Registration Statement, the Prospectus and the Time of Sale Information, and except as may be otherwise stated or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information, there has not been (i) any Material Adverse Effect, (ii) any transaction which is material to the Company and the Subsidiaries, taken as a whole, (iii) any obligation, direct or contingent (including any off-balance sheet obligations), incurred by the Company or any of the Subsidiaries, which is material to the Company and the Subsidiaries, taken as a whole, or (iv) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company;

(ll) Neither the Company nor, to the best knowledge of the Company, any affiliate (as defined in Rule 501(b) of Regulation D under the Act) (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Act) which is or would be integrated with the sale of the Shares or (ii) offered, solicited offers to buy or sold the Shares by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act;

(mm) Neither the Company, nor to the Company’s knowledge, any of its directors, officers or affiliates, has taken or intends to take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of Common Stock to facilitate the sale or resale of the Shares. The Company acknowledges that the Placement Agents may engage in passive market making transactions in the Shares on Nasdaq in accordance with Regulation M under the Exchange Act;

(nn) No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other, that is required by the Act to be described in the Registration Statement and the Prospectus and that is not so described in such documents and in the Time of Sale Information;

(oo) Except as required by this Agreement and as described in the Registration Statement, the Prospectus and the Time of Sale Information, there are no agreements or arrangements between the Company or its Subsidiaries and any of the Company’s stockholders, or to the best of the Company’s knowledge, between or among any of the Company’s stockholders, which grant special rights with respect to any shares of the Company’s capital stock or which in any way affect any stockholder’s ability or right freely to alienate or vote such shares;

(pp) Neither the Company nor its Subsidiaries is and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Registration Statement, the Prospectus and the Time of Sale Information, will not be an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations of the Commission thereunder;

(qq) The Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and is currently eligible to use Form S-3;

(rr) The Common Stock, including the Shares, is registered pursuant to Section 12(b) of the Exchange Act and is accepted for quotation on the Nasdaq, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq, nor has the Company received any notification that the Commission or the Nasdaq is contemplating terminating such registration or listing;

(ss) Except as described or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to register any securities with the Commission;

(tt) At the Time of Sale there were, and as of the Closing Date there will be, no securities of or guaranteed by the Company or any Subsidiary of the Company that are rated by a “nationally recognized statistical rating organization,” as that term is defined in Rule 436(g)(2) promulgated under the Act;

(uu) The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act), and as of the end of the period covered by the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, such disclosure controls and procedures were effective to perform the functions for which they were established; the Company’s auditors and the Audit Committee of the Board of Directors have been advised, based on the Company’s assessment of internal control over financial reporting, as of the fiscal year ended December 31, 2007, of: (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; any material weakness in internal controls as of December 31, 2007 have been identified for the Company’s auditors; and in connection with the Company’s assessment of internal controls described above, there were no significant changes in internal controls or in other factors that have materially affected or are reasonable likely to affect the Company’s internal control over financial reporting;

(vv) Neither the Company nor, to the knowledge of the Company, any of its affiliates (within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Conduct Rule 2720(b)(1)(a)) directly or indirectly controls, is controlled by, or is under common control with, or is an associated person (within the meaning of Article I, Section 1(ee) of the By-laws of FINRA) of, any Placement Agent;

(ww) Except as described or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information, the Company maintains (i) effective internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act, as amended, and (ii) a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals;

(xx) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act); the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the Commission, and the statements contained in any such certification are complete and correct; and the Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act that are effective;

(yy) Any statistical and market-related data included or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information, are based on or derived from sources that the Company reasonably and in good faith believes to be reliable and accurate, and such data agree, in all material respects, with the sources from which they are derived;

(zz) Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any employee or agent of the Company or any Subsidiary (acting on behalf of the Company or any Subsidiary) has made any payment of funds of the Company or received or retained any funds in violation of any law, rule or regulation, which payment, receipt or retention of funds is of a character required to be disclosed in the Registration Statement, the Prospectus and the Time of Sale Information;

(aaa) Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any employee of the Company or any Subsidiary, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law required to be disclosed in the Registration Statement, the Prospectus and the Time of Sale Information;

(bbb) To the best knowledge of the Company, the operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes of all relevant jurisdictions and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending, or to the knowledge of the Company, threatened;

(ccc) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC;

(ddd) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company and its Subsidiaries and, to the knowledge of the Company, the Company’s affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(eee) No Subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary of the Company;

(fff) The Company has paid the registration fee for this offering pursuant to Rule 456(b)(1) under the Act or will pay such fees within the time period required by such rule (without giving effect to the proviso therein) and in any event prior to the Closing Date;

(ggg) To enable the Placement Agents to rely on Rule 2710(b)(7)(C)(i) of the NASD, the registration of the Shares registered with the SEC could have been affected on Form S-3 under the Securities Act pursuant to the standards for such Form S-3 in effect prior to October 21, 1992;

(hhh) Except as described in the Prospectus, no approval of the shareholders of the Company under the rules and regulations of any trading market (including Rule 4350 of the Nasdaq Marketplace Rules), and no approval of the shareholders of the Company thereunder is required for the Company to issue and deliver to the Investors the Shares, including such as may be required pursuant to Rule 4350 of the Nasdaq Marketplace Rules; and

(iii) The Company is in compliance with applicable Nasdaq continued listing requirements. There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the Company’s Common Stock on Nasdaq and the Company has not received any notice of, nor to the Company’s knowledge is there any basis for, the delisting of the Common Stock from Nasdaq.

Any certificate signed by any officer of the Company and delivered to the Placement Agents or counsel for the Placement Agents in connection with the offering of the Shares shall be deemed a representation and warranty by the Company and its Subsidiaries, as to the matters covered thereby, to the Placement Agents and the Investors.

4. Certain Covenants of the Company. The Company hereby covenants and agrees:

(a) to file the Prospectus with the Commission within the time periods specified by Rule 424(b) and Rules 430A, 430B or 430C under the Act, to file any Issuer Free Writing Prospectus to the extent required by Rule 433 under the Act, if applicable; and to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the

Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Shares; and to furnish copies of each Issuer Free Writing Prospectus, if any, (to the extent not previously delivered) to the Placement Agents prior to 10:00 A.M., New York City time, on the business day next succeeding the date of this Agreement in such quantities as the Placement Agents may reasonably request;

(b) to furnish such information as may be required and otherwise to cooperate in qualifying the Shares for offering and sale under the securities or blue sky laws of such states or other jurisdictions as you may designate and to maintain such qualifications in effect so long as you may request for the distribution of the Shares; provided, however, that the Company shall not be required to qualify as a foreign corporation or to consent to the service of process under the laws of any such jurisdiction (except service of process with respect to the offering and sale of the Shares); and to promptly advise you of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for offer or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(c) to make available to the Placement Agents, as soon as practicable after this Agreement becomes effective, and thereafter from time to time to furnish to the Placement Agents, as many copies of the Prospectus (or of the Prospectus as amended or supplemented if the Company shall have made any amendments or supplements thereto after the effective date of the Registration Statement) as any Placement Agent may reasonably request; in case delivery (whether physically or through compliance with Rule 172 under the Act or any similar rule) of a prospectus in connection with the sale of the Shares is required after the nine-month period referred to in Section 10(a)(3) of the Act, and after the time a post-effective amendment to the Registration Statement is required pursuant to Item 512(a) of Regulation S-K under the Act, the Company will promptly prepare, at its expense, such amendment or amendments to the Registration Statement and the Prospectus as may be necessary to permit compliance with the requirements of Section 10(a)(3) of the Act or Item 512(a) of Regulation S-K under the Act, as the case may be;

(d) if, at the time this Agreement is executed and delivered, it is necessary for a post-effective amendment to the Registration Statement, or a Registration Statement under Rule 462(b) under the Act, to be filed with the Commission and become effective before the Shares may be sold, the Company will use its reasonable best efforts to cause such post-effective amendment or such Registration Statement to be filed and become effective as soon as possible, and the Company will advise you promptly and, if requested by you, will confirm such advice in writing, (i) when such post-effective amendment or such Registration Statement has become effective, and (ii) if Rule 430A under the Act is used, when the Prospectus is filed with the Commission pursuant to Rule 424(b) under the Act (which the Company agrees to file in a timely manner in accordance with such Rules);

(e) to advise you promptly, confirming such advice in writing, of any request by the Commission for amendments or supplements to the Registration Statement, the Prospectus or the Time of Sale Information, or for additional information with respect thereto, or of notice of institution of proceedings for, or the entry of a stop order, suspending the effectiveness of the Registration Statement and, if the Commission should enter a stop order suspending the effectiveness of the Registration Statement, to use its reasonable best efforts to obtain the lifting or removal of such order as soon as possible; to advise you promptly of any proposal to amend or supplement the Registration Statement, the Prospectus or the Time of Sale Information, and to provide you and your counsel copies of any such documents for review and comment a reasonable amount of time prior to any proposed filing and to file no such amendment or supplement to which you shall object in writing, which objection shall not be unreasonable;

(f) to advise the Placement Agents promptly of the happening of any event within the period during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, which event could require the making of any change in the Prospectus then being used so that the Prospectus would not include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and, during such time, to prepare and furnish, at the Company’s expense, to the Placement Agents promptly such amendments or supplements to such Prospectus as may be necessary to reflect any such change;

(g) to make generally available to its security holders, and to deliver to you, an earnings statement of the Company (which will satisfy the provisions of Section 11(a) of the Act) covering a period of twelve months beginning after the date of this Agreement as soon as is reasonably practicable after the termination of such twelve-month period;

(h) to furnish to you two copies of the Registration Statement, as initially filed with the Commission, and of all amendments thereto (including all exhibits thereto and documents incorporated by reference therein);

(i) to furnish to you as early as practicable prior to the Time of Sale, but not later than two business days prior thereto, a copy of the latest available unaudited interim and monthly consolidated financial statements, if any, of the Company and any Subsidiaries which have been read by the Company’s independent registered public accountants, as stated in their letter to be furnished pursuant to Section 6(b) hereof;

(j) to apply the net proceeds from the sale of the Shares in the manner set forth under the caption “Use of Proceeds” in the Prospectus;

(k) whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, to reimburse the Placement Agents for expenses reasonably incurred by the Placement Agents in connection with the sale of the Shares and to pay all costs, expenses, fees and taxes incurred by the Company in connection with (i) the preparation and filing of the Registration Statement, the Prospectus and the Time of Sale Information, and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to the Placement Agents and to dealers (including costs of mailing and shipment), (ii) the registration, issue, sale and delivery of the Shares including any stock or transfer taxes and stamp or similar duties payable upon the sale, issuance or delivery of the Shares and any fees payable in connection with the settlement systems of the Placement Agents, (iii) the producing, word processing and/or printing of this Agreement, any Subscription Agreements, any dealer agreements, any Powers of Attorney and any closing documents (including compilations thereof) and the reproduction and/or printing and furnishing of copies of each thereof to the Placement Agents and (except closing documents) to dealers (including costs of mailing and shipment), (iv) the qualification of the Shares for offering and sale under state or foreign laws and the determination of their eligibility for investment under state or foreign law (including the legal fees and filing fees and other disbursements of counsel for the Placement Agents) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to the Placement Agents and to dealers, (v) any listing of the Shares on any securities exchange or qualification of the Shares for quotation on the Nasdaq and any registration thereof under the Exchange Act, (vi) any filing for review of the public offering of the Shares by the FINRA, including the legal fees and filing fees and other disbursements of counsel to the Placement Agents relating to FINRA matters, (vii) the fees and disbursements of any transfer agent or registrar for the Shares, (viii) the costs and expenses of the Company relating to presentations or meetings undertaken in connection with the marketing of the offering and sale of the Shares to prospective investors and the Placement Agents’ sales forces, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel, lodging and other expenses incurred by the officers of the Company and any such consultants, (ix) the fees and other disbursements of counsel to the Placement Agents, and (x) the performance of the Company’s other obligations hereunder;

(l) to comply with Rule 433(g) under the Act;

(m) beginning on the date hereof and ending on, and including, the date that is 90 days after the date hereof (the “Lock-Up Period”), without the prior written consent of the Placement Agents, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, with respect to, any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or warrants or other rights to purchase Common Stock or any other securities of the Company that are substantially similar to Common Stock, (ii) file or cause to become effective a registration statement under the Act relating to the offer and sale of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or warrants or other rights to purchase Common Stock or any other securities of the Company that are substantially similar to Common Stock, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock or any such securities, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (iv) publicly announce an intention to effect any transaction specified in clause (i), (ii) or (iii), except, in each case, for (A) the registration of the offer and sale of the Shares as contemplated by this Agreement, (B) issuances of Common Stock upon the exercise of options or warrants disclosed as outstanding in the Registration Statement (excluding the exhibits thereto) and the Prospectus, (C) the issuance of employee stock options not exercisable during the Lock-Up Period pursuant to stock option plans described in the Registration Statement (excluding the exhibits thereto) and the Prospectus and (D) the issuance of Common Stock pursuant to employee stock purchase plans described in the Prospectus; provided, however, that if (a) during the period that begins on the date that is fifteen (15) calendar days plus three (3) business days before the last day of the Lock-Up Period and ends on the last day of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (b) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the Lock-Up Period, then the restrictions imposed by this Section 2(m) shall continue to apply until the expiration of the date that is fifteen (15) calendar days plus three (3) business days after the date on which the issuance of the earnings release or the material news or material event occurs;

(n) prior to the Closing Date, to issue no press release or other communication directly or indirectly and hold no press conferences with respect to the Company, the financial condition, results of operations, business, properties, assets, or liabilities of the Company, or the offering of the Shares, without your prior consent, except as may be required by law, in which case the Company shall use its reasonable best efforts to allow the Placement Agents reasonable time to comment on such release or other communication in advance of such issuance;

(o) not, at any time at or after the execution of this Agreement, to offer or sell any Shares by means of any “prospectus” (within the meaning of the Act), or use any “prospectus” (within the meaning of the Act) in connection with the offer or sale of the Shares, in each case other than the Prospectus or the Time of Sale Information;

(p) the Company will not, and will cause its Subsidiaries not to, take, directly or indirectly, any action designed, or which will constitute, or has constituted, or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares;

(q) to use its best efforts to cause the Shares to be listed for quotation on the Nasdaq and to maintain such listing; and

(r) to maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar for the Common Stock.

5. Reimbursement of Placement Agents Expenses. If this Agreement is terminated by the Placement Agents pursuant to Section 8, if any of the conditions set forth in Section 6 are not satisfied in accordance with Section 6 or if the sale of the Shares to the Investors is not consummated because of the refusal, ability or failure on the part of the Company to perform any agreement or obligation, or to comply with any provisions, of this Agreement, or any Subscription Agreement, then the Company shall, in addition to paying the amounts described in Section 4(k) hereof, reimburse the Placement Agents for all of their reasonable out-of-pocket expenses, including the fees and disbursements of its counsel.

6. Conditions of Placement Agents’ Obligations. The obligations of the Placement Agents hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company and to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions:

(a) You shall have received opinions of Greenberg Traurig, P.A. substantially as set forth in Exhibits C-1, C-2 and C-3 and opinions of IBB Solicitors and Ernst & Young Société d’Avocats in forms reasonably satisfactory to the Placement Agents;

(b) You shall have received from McGladrey & Pullen, LLP and Deloitte & Touche LLP letters dated, respectively, the date of this Agreement prior to the first sale of Shares to an Investor and the Closing Date, and addressed to the Placement Agents, in the forms reasonably approved by the Placement Agents and their counsel, which letters shall each contain confirming statements and information of the type ordinarily included in accountants’ comfort letters to Placement Agents with respect to the financial statements and certain financial information contained in the Time of Sale Information;

(c) You shall have received the opinion of Pillsbury Winthrop Shaw Pittman LLP, substantially as set forth in Exhibit D hereto;

(d) No Prospectus or amendment or supplement to the Registration Statement or the Prospectus shall have been filed to which you shall have objected in writing, which objection shall not be unreasonable;

(e) The Registration Statement and any registration statement required to be filed, prior to the sale of the Shares, under the Act pursuant to Rule 462(b) shall have been filed and shall have become effective under the Act. The Final Prospectus Supplement shall have been filed with the Commission pursuant to Rule 424(b) under the Act at or before 5:30 P.M., New York City time, on the second full business day after the date of this Agreement (or such earlier time as may be required under the Act);

(f) Prior to the Time of Sale, (i) no stop order with respect to the effectiveness of the Registration Statement shall have been issued under the Act or proceedings initiated under Section 8(d) or 8(e) of the Act; (ii) the Registration Statement and all amendments thereto shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (iii) neither the Prospectus nor the Time of Sale Information, or any amendment or supplement thereto, shall include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading;

(g) The Company will, on the Closing Date, deliver to the Placement Agents a certificate of its Chief Executive Officer and its Chief Financial Officer in the form attached as Exhibit E-1 hereto and a certificate of its Secretary in the form attached as Exhibit E-2 hereto;

(h) The Company shall, on the Closing Date, deliver to the Placement Agents a certificate of its Chief Financial Officer regarding certain statistical data and other information contained in the Registration Statement, Prospectus and Time of Sale Information, in a form reasonably satisfactory to the Placement Agents;

(i) Each person identified on Exhibit B-1 shall have entered into Lock-Up Agreements substantially in the form attached as Exhibit B hereto on or prior to the date hereof, and each such Lock-Up Agreement, or a copy thereof, shall have been delivered to you and shall be in full force and effect at the Time of Sale;

(j) The Company shall have entered into Subscription Agreements with each of the Investors and such agreements shall be in full force and effect;

(k) The Company shall have entered into the Escrow Agreement and such agreement shall be in full force and effect;

(l) The Company shall have prepared and filed with the Commission a Current Report on Form 8-K including as an exhibit thereto this Agreement;

(m) The Company shall have furnished to the Placement Agent such other documents and certificates as to the accuracy and completeness of any statement in the Registration Statement, the Prospectus or the Time of Sale Information as you may reasonably request;

(n) The Shares shall have been listed and authorized for trading on the Nasdaq, and satisfactory evidence of such actions shall have been provided to the Placement Agents, which shall include verbal confirmations from a member of the Nasdaq staff;

(o) Subsequent to the execution and delivery of this Agreement, there shall not have occurred a Material Adverse Effect;

(p) Subsequent to the execution and delivery of this Agreement, there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange, the Nasdaq Stock Market or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or minimum or maximum prices or maximum ranges for prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by Federal or state authorities or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, (iii) (A) the

United States shall have become engaged in hostilities, or the subject of an act of terrorism, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States or (B) there shall have occurred such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it with respect to either (A) or (B), in the sole judgment of the Placement Agents, impracticable or inadvisable to proceed with the sale or delivery of the Shares; and

(q) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Shares; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Shares.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Placement Agents.

7. Indemnity and Contribution.

(a) The Company agrees to indemnify, defend and hold harmless the Placement Agents, their respective directors and officers, and any person who controls or is alleged to control any Placement Agent within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, a “Placement Agent Indemnified Party”), and the successors and assigns of all the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, any such Placement Agent Indemnified Party or any such person may incur under the Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or the Time of Sale Information, each as amended or supplemented, if applicable, or arises out of or is based upon any omission or alleged omission to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission of a material fact contained in or omitted from and in conformity with information furnished in writing by or on behalf of any Placement Agent to the Company expressly for use therein, which information the parties hereto agree is limited to the Placement Agents’ Information (as defined in Section 10).

(b) Each Placement Agent agrees, severally and not jointly, to indemnify, defend and hold harmless the Company, its directors and officers and any person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, a “Company Indemnified Party”) from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which such Company Indemnified Party may incur under the Act, the Exchange Act or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in information furnished in writing by or on behalf of such Placement Agent to the Company expressly for use in the Registration Statement, the Prospectus or the Time of Sale Information or arises out of or is based upon any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in connection with such information; provided that the parties hereto hereby agree that such written information provided by the Placement Agents consists solely of the Placement Agents’ Information. Notwithstanding the provisions of this Section 7, in no event shall any indemnity by any Placement Agent under this Section 7(b) exceed the total compensation received by such Placement Agent in accordance with Section 1(f).

(c) If any action, suit or proceeding (each, a “Proceeding”) is brought against any person in respect of which indemnity may be sought pursuant to either subsection (a) or (b) of this Section 7, such person (the “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing of the institution of such Proceeding and such Indemnifying Party shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all fees and expenses; provided, however, that the omission to so notify such Indemnifying Party shall not relieve such Indemnifying Party from any liability which it may have to such Indemnified Party or otherwise. Such Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment of such counsel shall have been authorized in writing by such Indemnifying Party in connection with the defense of such Proceeding, (ii) such Indemnifying Party shall not have employed counsel to have charge of the defense of such Proceeding within 30 days of the receipt of notice thereof or (iii) such Indemnified Party shall have reasonably concluded upon written advice of counsel that there may be defenses available to it that are different from, additional to, or in conflict with those available to such Indemnifying Party (in which case such Indemnifying Party shall not have the right to direct that portion of the defense of such Proceeding on behalf of such Indemnified Party, but such Indemnifying Party may employ counsel and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such Indemnifying Party), in any of which events such reasonable fees and expenses shall be borne by such Indemnifying Party and paid as incurred (it being understood, however, that such Indemnifying Party shall not be liable for the expenses of more than one separate counsel in any one Proceeding or series of related Proceedings together with reasonably necessary local counsel representing the Indemnified Parties who are parties to such Proceeding). An Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, but if settled with the written consent of such Indemnifying Party, such Indemnifying Party agrees to indemnify and hold harmless an Indemnified Party from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse such Indemnified Party for fees and expenses of counsel as contemplated by the second sentence of this paragraph, then such Indemnifying Party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such Indemnifying Party of the aforesaid request, (ii) such Indemnifying Party shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement and (iii) such Indemnified Party shall have given such Indemnifying Party at least 30 days’ prior written notice of its intention to settle. An Indemnifying Party shall not, without the prior written consent of any Indemnified Party, effect any settlement of any pending or threatened Proceeding in respect of which such Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(d) If the indemnification provided for in this Section 7 is unavailable to an Indemnified Party under subsections (a) and (b) of this Section 7 in respect of any losses, damages, expenses, liabilities or claims referred to therein, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, damages, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Placement Agents on the other hand from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Placement Agents on the other in connection with the statements or omissions which resulted in such losses, damages, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Placement Agents on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of Placement Agents’ discounts and commissions but before deducting expenses) received by the Company bear to the discounts and commissions received by the Placement Agents. The relative fault of the Company on the one hand and of the Placement Agents on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Company or by any Placement Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, damages, expenses, liabilities and claims referred to above shall be deemed to include any reasonable legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any Proceeding.

(e) The Company and each Placement Agent agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in subsection (d) above. Notwithstanding the provisions of this Section 7, no Placement Agent shall be required to contribute any amount in excess of the compensation received by such Placement Agent in accordance with Section 1(f) exceeds the amount of any damages which the Placement Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Placement Agents’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the respective amount of Shares they have placed hereunder, and not joint. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution agreements contained in this Section 7 and the covenants, warranties and representations of the Company and the Placement Agents contained in this Agreement shall remain in full force and effect (regardless of any investigation made by on behalf of the Placement Agents, their respective directors or officers or any person who controls such Placement Agent within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, or by or on behalf of the Company, its directors and officers or any person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act), and shall survive any termination of this Agreement or the issuance and delivery of the Shares. The Company and each Placement Agent agree promptly to notify the other of the commencement of any litigation or proceeding against it and, in the case of the Company, against any of the Company’s officers and directors, in connection with the issuance and sale of the Shares, or in connection with the Registration Statement, the Prospectus or the Time of Sale Information.

8. Termination. The obligations of the Placement Agents hereunder shall be subject to termination in the absolute collective discretion of the Placement Agents if, (x) since the time of execution of this Agreement or the earlier respective dates as of which information is given in the Time of Sale Information, there has been any Material Adverse Effect, which would, in the judgment of the Placement Agents, make it impracticable or inadvisable to proceed with the offering or the delivery of the Shares on the terms and in the manner contemplated in the Time of Sale Information; (y) at any time prior to the Closing Date there shall have occurred:

(i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange, American Stock Exchange or the Nasdaq; (ii) a suspension or material limitation in trading in the Company’s securities on the Nasdaq; (iii) a general moratorium on commercial banking activities declared by either federal or New York state authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) an outbreak or escalation of hostilities or acts of terrorism involving the United States or a declaration by the United States of a national emergency or war; or (v) any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the sole collective judgment of the Placement Agents makes it impracticable or inadvisable to proceed with the offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

If you elect to terminate this Agreement as provided in this Section 8, the Company shall be notified as provided for herein.

If the sale of the Shares, as contemplated by this Agreement, is not carried out for any reason permitted under this Agreement or the Subscription Agreements, or if such sale is not carried out because the Company shall be unable to comply and does not comply with any of the terms of this Agreement, the Company shall not be under any obligation or liability under this Agreement (except to the extent provided in Sections 4(k), 5 and 7 hereof), and the Placement Agents shall be under no obligation or liability to the Company under this Agreement (except to the extent provided in Section 7 hereof) or to one another hereunder.

9. Effectiveness. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

10. Information Furnished by the Placement Agents. The following statement set forth under the caption “Plan of Distribution” in the Prospectus (the “Placement Agents’ Information”) constitutes the only information furnished by or on behalf of the Placement Agents: “Pursuant to the placement agency agreement, each of Thomas Weisel, Canaccord, Baird and Noble have agreed to act as placement agents in connection with this offering and each are using their reasonable efforts to introduce us to investors who will purchase the shares we are offering pursuant to this prospectus.”

11. Notices. Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing or by facsimile and:

(a) if to the Placement Agents, shall be sufficient in all respects if delivered or sent to:

Thomas Weisel Partners LLC

390 Park Avenue, 2nd Floor

New York, New York 10022

Attention: Seth Rubin

Facsimile No.: (415) 364-2799

with a copy to (for informational purposes only):

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway

New York, NY 10036

Attention: Babak Yaghmaie, Esq.

Facsimile No.: (212) 858-1500

if to the Company, shall be sufficient in all respects if delivered or sent to the Company at the offices of the Company at:

Exactech, Inc.

2320 Northwest 66th Court

Gainesville, Florida 32653

Attention: Joel C. Phillips

Facsimile No.: (352) 378-2617

with a copy to:

Greenberg Traurig, P.A.

1221 Brickell Avenue

Miami, Florida 33131

Attention: Jaret L. Davis, Esq.

Facsimile No.: (305) 579-0717

12. Governing Law and Construction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW. THE SECTION HEADINGS IN THIS AGREEMENT HAVE BEEN INSERTED AS A MATTER OF CONVENIENCE OF REFERENCE AND ARE NOT A PART OF THIS AGREEMENT.

13. Parties at Interest. The Agreement herein set forth has been and is made solely for the benefit of the Placement Agent and the Company and the controlling persons, directors and officers referred to in Section 7 hereof, and their respective successors, assigns, executors and administrators. No other person, partnership, association or corporation (including a purchaser, as such purchaser, from the Placement Agents) shall acquire or have any right under or by virtue of this Agreement.

14. Counterparts. This Agreement may be signed by the parties in counterparts which together shall constitute one and the same agreement among the parties. Delivery of an executed counterpart by facsimile shall be effective as delivery of a manually executed counterpart thereof.

15. Submission to Jurisdiction. Except as set forth below, no Proceeding may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company hereby consents to the jurisdiction of such courts and personal service with respect thereto. The Company hereby consents to personal jurisdiction, service and venue in any court in which any Proceeding arising out of or in any way relating to this Agreement is brought by any third party against the Placement Agent. The Company hereby waives all right to trial by jury in any Proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Company agrees that a final judgment in any such Proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts in the jurisdiction of which the Company is or may be subject, by suit upon such judgment.

[Remainder of page intentionally left blank]

If the foregoing is in accordance with your understanding of the agreement between the Company and the Placement Agents, kindly indicate your acceptance in the space provided for that purpose below.

Very truly yours,

EXACTECH, INC.

By:	/s/ Joel C. Phillips
Name:	Joel C. Phillips
Title:	Chief Financial Officer

Accepted as of
the date first above written:

THOMAS WEISEL PARTNERS LLC

By:	/s/ Seth Rubin
Name:	Seth Rubin
Title:	Managing Director

CANACCORD ADAMS INC.

By:	/s/ Michael Rice
Name:	Michael Rice
Title:	Managing Director

ROBERT W. BAIRD & CO. INCORPORATED

By:	/s/ Qasim Khan
Name:	Qasim Khan
Title:	Vice President

NOBLE FINANCIAL CAPITAL MARKETS

By:	/s/ Shawn M. Titcomb
Name:	Shawn M. Titcomb
Title:	Managing Director

Appendix A

SUBSCRIPTION AGREEMENT

Exactech, Inc.

2320 Northwest 66th Court

Gainesville, Florida 32653

The undersigned (the “Investor”) hereby confirms its agreement with you as follows:

This Subscription Agreement (this “Agreement”) is made as of the date set forth below between Exactech, Inc. a Florida corporation (the “Company”), and the Investor.

The Company has authorized the sale and issuance to certain investors of up to 877,391 Shares (the “Shares”) of its Common Stock, par value $0.01 per share (the “Common Stock”), for a purchase price of $23.00 per share (the “Purchase Price”).

The offering and sale of the Shares (the “Offering”) are being made pursuant to (i) an effective Registration Statement on Form S-3 (including the Prospectus contained therein (the “Base Prospectus”), the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), (ii) if applicable, certain “free writing prospectuses” (as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Act”)), that have been or will be filed with the Commission and delivered to the Investor on or prior to the date hereof, (iv) a Prospectus Supplement (the “Prospectus Supplement”), containing certain supplemental information regarding the Shares, the Company and the terms of the Offering that will be filed with the Commission and delivered to the Investor along with the Company’s counterpart to this Agreement (or made available to the Investor by the filing by the Company of an electronic version thereof with the Commission).

The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor the Shares of Common Stock set forth below for the aggregate purchase price set forth below. The Shares shall be purchased pursuant to the Terms and Conditions for Purchase of Shares attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein.

The manner of settlement of the Shares purchased by the Investor shall be determined by such Investor as follows (check one):

☐ A.	Delivery by crediting the account of the Investor’s prime broker (as specified by the Investor on Exhibit A annexed hereto) with the Depository Trust Company (“DTC”) through its Deposit/Withdrawal At Custodian (“DWAC”) system, whereby the Investor’s prime broker shall initiate a DWAC transaction on the Closing Date (as defined in Annex I) using its DTC participant identification number and released by American Stock Transfer & Trust Company, the Company’s transfer agent (the “Transfer Agent”), at the Company’s direction. NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)	DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DWAC INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES, AND

(II)	REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:

ABA # 021000089

A/C # 30654582

Ref: Law Debenture

FBO Exactech

– OR –

☐ B.	Delivery versus payment (“DVP”) through DTC (i.e., the Company shall deliver Shares registered in the Investor’s name and address as set forth below and released by the Transfer Agent to the Investor through DTC at the Closing (as defined in Annex I) directly to the account(s) at Thomas Weisel Partners LLC (“TWP”) identified by the Investor and simultaneously therewith payment shall be made by TWP by wire transfer to the Company). NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)	NOTIFY TWP OF THE ACCOUNT OR ACCOUNTS AT TWP TO BE CREDITED WITH THE SHARES BEING PURCHASED BY SUCH INVESTOR, AND

(II)	CONFIRM THAT THE ACCOUNT OR ACCOUNTS AT TWP TO BE CREDITED WITH THE SHARES BEING PURCHASED BY THE INVESTOR HAVE A MINIMUM BALANCE EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR.

– OR –

☐ C.	Delivery of physical stock certificates, in no event later than one business day after the Closing, to the Investor at the address set forth on the signature page to this agreement. NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:

ABA # 021000089

A/C # 30654582

Ref: Law Debenture

FBO Exactech

IT IS THE INVESTOR’S RESPONSIBILITY TO (A) MAKE THE NECESSARY WIRE TRANSFER OR CONFIRM THE PROPER ACCOUNT BALANCE IN A TIMELY MANNER AND (B) ARRANGE FOR SETTLEMENT BY WAY OF DWAC, DVP OR PHYSICAL DELIVERY IN A TIMELY MANNER. IF THE INVESTOR DOES NOT DELIVER THE AGGREGATE PURCHASE PRICE FOR THE SHARES OR DOES NOT MAKE PROPER ARRANGEMENTS FOR SETTLEMENT IN A TIMELY MANNER, THE SHARES MAY NOT BE DELIVERED AT CLOSING TO THE INVESTOR OR THE INVESTOR MAY BE EXCLUDED FROM THE CLOSING ALTOGETHER.

I. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or any of its affiliates, (b) it is not a FINRA member or an Associated Person (as such term is defined under the FINRA Membership and Registration Rules Section 1011) as of the Closing, and (c) neither the Investor nor any group of Investors (as identified in a public filing made with the Commission) of which the Investor is a part in connection with the Offering of the Shares, acquired, or obtained the right to acquire, 20% or more of the Common Stock (or securities convertible into or exercisable for Common Stock) or the voting power of the Company on a post-transaction basis. Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

II. The Investor represents that it has received (or otherwise had made available to it by the filing by the Company of an electronic version thereof with the Commission) the Base Prospectus, dated April 10, 2008, which is a part of the Company’s Registration Statement and the documents incorporated by reference therein, prior to or in connection with the receipt of this Agreement. The Investor acknowledges that, prior to the delivery of this Agreement to the Company, the Investor will receive certain additional information regarding the Offering, including pricing information (the “Offering Information”). The Offering Information may be provided to the Investor by any means permitted under the Act, including in the Prospectus Supplement (delivered to the Investor or made available to it by the filing of an electronic version thereof with the Commission), a free writing prospectus or oral communications.

III. No offer by the Investor to buy Shares will be accepted and no part of the Purchase Price will be delivered to the Company until the Investor has received the Offering Information and the Company has accepted such offer by countersigning a copy of this Agreement, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to the Company (or the Placement Agents on behalf of the Company) sending (orally, in writing or by electronic mail) notice of its acceptance of such offer. An indication of interest will involve no obligation or commitment of any kind until the Investor has been delivered the Offering Information and this Agreement is accepted and countersigned by or on behalf of the Company.

[The remainder of this page has been intentionally left blank.]

Number of Shares:

Purchase Price Per Share: $

Aggregate Purchase Price: $

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: May , 2008

INVESTOR

By:

Print Name:

Title:

Address:

Agreed and Accepted

this     th day of ____________, 2008:

EXACTECH, INC.

By:

Title:

A-4